Exhibit 5.3

[Letterhead of Holland & Knight LLP]

October 15, 2013

HD Supply, Inc.

3100 Cumberland Boulevard, Suite 1480

Atlanta, Georgia 30339

Re:                             HD Supply, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Florida and Maryland counsel to the following entities (each, a “Subsidiary Guarantor” and together, the “Subsidiary Guarantors”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”):  Creative Touch Interiors, Inc., a Maryland corporation (“Creative”);  HD Supply Construction Supply, Ltd., a Florida limited partnership (“Construction”); HD Supply Facilities Maintenance, Ltd., a Florida limited partnership (“Facilities”); HD Supply Holdings, LLC, a Florida limited liability company (“Holdings”); HD Supply Management, Inc., a Florida corporation (“Management”); HD Supply Power Solutions, Ltd., a Florida limited partnership formerly known as HD Supply Utilities, Ltd. (“Power Solutions”); and HD Supply Waterworks, Ltd., a Florida limited partnership (“Waterworks”).

Pursuant to the Registration Statement,  HD Supply, Inc., a Delaware corporation (the “Registrant”), is offering to exchange (the “Exchange Offer”) $1,275,000,000 aggregate principal amount of its outstanding unregistered 7.50% Senior Notes due 2020 (the “Old Senior Notes”) for a like principal amount of its registered 7.50% Senior Notes due 2020 (the “New Senior Notes”). The terms of the Exchange Offer are described in the Registration Statement.

The Old Senior Notes were, and the New Senior Notes will be, issued pursuant to (i) the Indenture dated as of February 1, 2013 among the Registrant, as issuer, certain subsidiary guarantors from time to time parties thereto including the Subsidiary Guarantors, and Wells Fargo Bank, N.A., as trustee, and (ii) the First Supplemental Indenture dated as of February 1, 2013 among the Registrant, as issuer, certain subsidiary guarantors from time to time parties thereto including the Subsidiary Guarantors, and Wells Fargo Bank, N.A., as trustee (together, the “Senior Notes Indentures”).  Each of the Senior Notes Indentures contains a guarantee of the subject debt by each Subsidiary Guarantor (each, a “Guarantee” and together, the “Guarantees”).

This opinion is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5) of Regulation S-K.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of corporate officers and public officials and such other documents as we have deemed necessary for the purposes of rendering this opinion, including, among other things: (i) the Certificate or Articles of Incorporation, Limited Partnership or Organization, and the Bylaws, Agreement of Limited Partnership or Operating Agreement, as appropriate, of each Subsidiary Guarantor; (ii) resolutions of the Board of Directors, General Partner or Member and Manager, as appropriate, of each Subsidiary Guarantor dated February 1, 2013; (iii) the Registration Statement; (iv) executed copies of each of the Senior Notes Indentures, including each Guarantee; and (v) certificates of legal existence and status or good standing for each Subsidiary Guarantor described in Schedule 1 hereto (the “Status Certificates”).

For purposes of the opinions expressed below, we have assumed: (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof; (iii) the legal capacity of natural persons; (iv) the genuineness of signatures not witnessed by us; and (v) the due authorization, execution, and delivery of all documents by all parties and the validity, binding effect, and enforceability thereof on such parties (other than the due authorization, execution, and delivery of all documents by each Subsidiary Guarantor).

As to factual matters, we have relied upon the documents furnished to us by the Subsidiary Guarantors, the certificates and other comparable documents of officers and representatives of the Subsidiary Guarantors, and certificates of public officials, without independent verification of their accuracy.

We do not purport to express an opinion on the laws of any state or jurisdiction other than the laws of the states of Florida and Maryland.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

1.             Based solely on the Status Certificates, each Subsidiary Guarantor is a corporation, limited liability company or limited partnership currently existing and active or in good standing, as the case may be, under the laws of the state listed beside its name on Schedule 1 attached to this Opinion Letter.

2.             Each Subsidiary Guarantor has the power and authority to execute, deliver, and perform its respective obligations under the Senior Notes Indentures, including the Guarantees set forth therein.

3.             The execution, delivery, and performance of the Senior Notes Indentures, including the Guarantees set forth therein, have been duly authorized by all necessary action by each Subsidiary Guarantor.

4.             Each of the Senior Notes Indentures has been duly executed and delivered by each Subsidiary Guarantor.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the statement made in reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission. Debevoise & Plimpton LLP, as counsel to the Registrant for the Exchange Offer, is entitled to rely on the opinions set forth in this letter for purposes of the opinion it proposes to deliver to you on the date hereof in connection with the Exchange Offer.

This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Subsidiary Guarantors, the Exchange Offer, or the Senior Notes Indentures. This opinion letter is rendered as of the date hereof, and we do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Sincerely yours,

/s/ Holland & Knight LLP

HOLLAND & KNIGHT LLP

SCHEDULE 1 TO OPINION LETTER OF

HOLLAND & KNIGHT LLP

Subsidiary Guarantor	State of Formation

HD Supply Construction Supply, Ltd.	Florida
-Based solely on the Certificate of Status issued by the Secretary of State of Florida dated October 1, 2013

HD Supply Facilities Maintenance, Ltd.	Florida
-Based solely on the Certificate of Status issued by the Secretary of State of Florida dated October 1, 2013

HD Supply Holdings, LLC	Florida
-Based solely on the Certificate of Status issued by the Secretary of State of Florida dated October 1, 2013

HD Supply Management, Inc.	Florida
-Based solely on the Certificate of Status issued by the Secretary of State of Florida dated October 1, 2013

HD Supply Power Solutions, Ltd.	Florida
-Based solely on the Certificate of Status issued by the Secretary of State of Florida dated October 1, 2013

HD Supply Waterworks, Ltd.	Florida
-Based solely on the Certificate of Status issued by the Secretary of State of Florida dated October 1, 2013

Creative Touch Interiors, Inc.	Maryland
-Based solely on the Certificate of Status issued by the State of Maryland Department of Assessments and Taxation dated October 1, 2013